Exhibit 4.3

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

dated as of

February 16, 2009

among

GASTAR EXPLORATION USA, INC.,

GASTAR EXPLORATION LTD.,

certain Subsidiaries of the Parent party hereto,

AMEGY BANK NATIONAL ASSOCIATION,

as First Priority Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Second Priority Agent,

and, solely for purposes of Section 10.14,

AMEGY BANK NATIONAL ASSOCIATION,

as Amegy Agent

THIS IS THE INTERCREDITOR AGREEMENT REFERRED TO IN (A) THE INDENTURE DATED AS OF NOVEMBER 29, 2007, AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, AMONG GASTAR EXPLORATION USA, INC., CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO, GASTAR EXPLORATION LTD. AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE AND COLLATERAL AGENT, (B) THE CREDIT AGREEMENT DATED AS OF NOVEMBER 29, 2007, AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, AMONG GASTAR EXPLORATION USA, INC., CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO, GASTAR EXPLORATION LTD., THE LENDERS FROM TIME TO TIME PARTY THERETO AND AMEGY BANK NATIONAL ASSOCIATION, AS AGENT, (C) THE CREDIT AGREEMENT DATED AS OF FEBRUARY 16, 2009, AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, AMONG GASTAR EXPLORATION USA, INC., GASTAR EXPLORATION LTD., CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO, THE LENDERS FROM TIME TO TIME PARTY THERETO AND WAYZATA INVESTMENT PARTNERS LLC, AS AGENT, (D) THE OTHER LOAN DOCUMENTS REFERRED TO IN EITHER OF SUCH CREDIT AGREEMENTS, AND (E) THE OTHER COLLATERAL AGREEMENTS REFERRED TO IN SUCH INDENTURE.

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AMENDED AND RESTATED INTERCREDITOR AGREEMENT (this “Agreement”) dated as of February 16, 2009 among:

(a) GASTAR EXPLORATION USA, INC., a Michigan corporation (the “Company”);

(b) GASTAR EXPLORATION LTD., an Alberta, Canada corporation (the “Parent”);

(c) the Subsidiaries of the Parent party hereto;

(d) AMEGY BANK NATIONAL ASSOCIATION, as collateral agent for the First Priority Secured Parties (as defined below) (in such capacity, together with its successors as collateral agent, the “First Priority Agent”);

(e) WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent for the Second Priority Secured Parties (as defined below) (in such capacity, together with its successors as collateral agent, the “Second Priority Agent”); and

(f) solely for purposes of Section 10.14, AMEGY BANK NATIONAL ASSOCIATION, as administrative agent under the Amegy Debt Agreement (as defined below) (in such capacity, together with its successors as administrative agent, the “Amegy Agent”).

RECITALS

A. The Company, the Parent and certain Subsidiaries of the Parent are parties to the Credit Agreement dated as of November 29, 2007, as amended as of the date hereof (as further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, or refinanced in accordance with Section 7.02, the “Amegy Debt Agreement”) with the lenders from time to time party thereto and the Amegy Agent.

B. The Company and BP Corporation North America Inc. (“BP”) have entered into the ISDA Master Agreement dated as of October 29, 2007 and an amended and restated Schedule thereto dated as of March 31, 2008 (collectively, the “BP ISDA Master Agreement”), and have entered into one or more transaction confirmations thereunder prior to the date hereof (such ISDA Master Agreement and transaction confirmations, collectively, entered into prior to the date hereof being the “Existing BP Swap Documents”), and the Company and BP may in the future enter into other swap obligations.

C. The Company, the Parent and certain Subsidiaries of the Parent are parties to the Indenture dated as of November 29, 2007 (as amended as of the date hereof and as further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “Second Priority Debt Agreement”) with Wells Fargo Bank, National Association, as Trustee (in such capacity, together with its successors in such capacity, the “Second Priority Trustee”), and the Second Priority Agent.

D. On or about the date hereof, the Company, the Parent, the lenders party thereto and Wayzata Investment Partners LLC, as administrative agent (together with its successors as administrative agent, the “Wayzata Agent”) are entering into a Credit Agreement (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, or refinanced in accordance with Section 7.02, the “Wayzata Debt Agreement”).

E. The obligations of the Company under the Amegy Debt Agreement and the Wayzata Debt Agreement and certain other obligations are secured by first-priority Liens pursuant to (i) the Amended and Restated First Lien Security Agreement dated as of the date hereof (the “First Priority Security Agreement”) among the Company, certain of the Company’s Subsidiaries and the First Priority Agent, as the successor to the Amegy Agent and (ii) certain mortgages and deeds of trust in favor of the First Priority Agent, as the successor to the Amegy Agent (the “First Priority Mortgages”).

F. The obligations of the Company under the Second Priority Debt Agreement and certain other obligations are secured by second-priority Liens pursuant to (i) the Second Lien Security Agreement dated as of November 29, 2007 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “Second Priority Security Agreement”) among the Company, certain of the Company’s Subsidiaries and the Second Priority Agent and (ii) certain mortgages and deeds of trust in favor of the Second Priority Agent (the “Second Priority Mortgages”).

G. In connection with the Amegy Debt Agreement and the Second Priority Debt Agreement, the Amegy Agent, the Second Priority Agent, the Company, the Parent and certain of the Parent’s Subsidiaries entered into the Intercreditor Agreement dated as of November 29, 2007 (the “Original Intercreditor Agreement”).

H. The parties desire to enter into this Agreement, amending and restating the Original Intercreditor Agreement, among other things to provide for the lenders under the Wayzata Debt Agreement to have the benefit hereof, to provide for the assignment of the Amegy Agent’s rights, benefits, duties and obligations hereunder to the First Priority Agent and to set forth the respective rights, benefits, duties and obligations of the parties having the benefit of the Collateral and with respect to certain other matters.

I. The Company, the Parent and certain Subsidiaries of the Parent are parties to the Collateral Agency and Intercreditor Agreement dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “First Lien Intercreditor Agreement”) with the First Priority Agent, the Amegy Agent, the Wayzata Agent and BP specifying the respective rights, benefits, duties and obligations of the Amegy Secured Parties, the Wayzata Secured Parties and BP with respect to the Collateral and this Agreement.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall, except to the extent the context otherwise requires, have the meanings set forth in the Second Priority Debt Agreement (as in effect on the date hereof) or the Second Priority Security Agreement (as in effect on the date hereof), as applicable.

SECTION 1.02. Other Defined Terms. As used in the Agreement, the following terms shall have the meanings specified below:

“Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Amegy Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Amegy Claims” shall mean, at any time, all Indebtedness under the Amegy Debt Agreement permitted pursuant to clause (1) of the definition of “Permitted Debt” in Section 4.09(b) of the Second Priority Debt Agreement, and all Obligations (as defined in the Amegy Debt Agreement) (other than principal) related to such Indebtedness and owing under the documents relating to such Indebtedness.

“Amegy Creditors” shall mean the lenders from time to time party to the Amegy Debt Agreement.

“Amegy Debt Agreement” shall have the meaning assigned to such term in Recital A.

“Amegy Debt Documents” shall mean the “Loan Documents”, as defined in the Amegy Debt Agreement.

“Amegy Secured Parties” shall mean, at any time, (a) the Amegy Creditors, (b) the Amegy Agent, (c) each other Person to which any of the Amegy Claims is owed and (d) the successors and assigns of each of the foregoing.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“BP” shall have the meaning assigned to such term in Recital B.

“BP ISDA Master Agreement” shall have the meaning assigned to such term in Recital B.

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, another Person that has issued such interest or participation.

“Collateral” shall mean, collectively, all “Collateral”, as defined in each of the First Priority Debt Agreements or any other First Priority Debt Document and the Second Priority Debt Agreement or any other Second Priority Debt Document.

“Collateral Agents” shall mean the First Priority Agent and the Second Priority Agent.

“Commodity Hedge Agreements” shall mean crude oil, natural gas or other hydrocarbon floor, collar, cap, price protection or hedge agreements, including all schedules thereto and confirmations thereunder.

“Company” shall have the meaning assigned to such term in the preamble to this Agreement.

“Debt Agreements” shall mean the First Priority Debt Agreements and the Second Priority Debt Agreement.

“Debt Documents” shall mean the First Priority Debt Documents and the Second Priority Debt Documents.

“DIP Financing” shall have the meaning assigned to such term in Section 6.01(a).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 6.01(a).

“Discharge of First Priority Claims” shall mean, subject to Sections 7.02 and 7.04(a), (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness, outstanding under the First Priority Debt Documents to the extent constituting First Priority Claims, (b) cancellation of or the entry into arrangements satisfactory to the First Priority Agent and the Issuing Bank with respect to all Letters of Credit issued and outstanding under the Amegy Debt Agreement, (c) termination or expiration of all commitments to lend and all obligations to issue or extend Letters of Credit under the Amegy Debt Agreement and (d) the payment of all Swap Obligations owing by the Company under the Swap Agreements.

“Discharge of Second Priority Claims” shall mean, subject to Section 7.04(b), (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Second Priority Debt Documents to the extent constituting Second Priority Claims and (b) payment in full of all First Priority Claims acquired by the Second Priority Agent and/or any of the Second Priority Secured Parties as contemplated by Section 10.06 hereof.

“Disposition” shall mean any sale, lease, exchange, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Excluded Collateral” shall mean any Capital Stock of Subsidiaries, whether or not such Capital Stock is pledged to secure any First Priority Claims.

“Existing BP Swap Documents” shall have the meaning assigned to such term in Recital B.

“Existing BP Swap Obligations” shall mean all amounts owed or to become owing by the Company to BP under the Existing BP Swap Documents with respect to transactions thereunder in existence as of the date hereof, together with all costs and expenses, including, but not limited to, attorneys’ fees incurred in the enforcement or collection thereof, and interest thereon after the commencement of any proceedings under any Bankruptcy Law.

“First Lien Intercreditor Agreement” shall have the meaning assigned to such term in Recital I.

“First Priority Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“First Priority Claims” shall mean the Amegy Claims, the Wayzata Claims and the Swap Obligations.

“First Priority Collateral” shall mean all “Collateral”, as defined in the First Priority Debt Agreements or any other First Priority Debt Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any First Priority Claims.

“First Priority Debt Agreements” shall mean the Amegy Debt Agreement, the Wayzata Debt Agreement and the Swap Agreements.

“First Priority Debt Documents” shall mean the “Loan Documents”, as defined in each of the Amegy Debt Agreement and the Wayzata Debt Agreement and any agreements relating to any Swap Obligations.

“First Priority Intercreditor Agreement” shall have the meaning assigned to such term in Recital I.

“First Priority Liens” shall mean all Liens on the First Priority Collateral to the extent such Liens secure the First Priority Claims, whether created under the First Priority Security Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“First Priority Mortgages” shall have the meaning assigned to such term in Recital E.

“First Priority Secured Parties” shall mean, at any time, the First Priority Agent, the Amegy Secured Parties, the Wayzata Secured Parties and BP.

“First Priority Security Agreement” shall have the meaning assigned to such term in Recital E.

“First Priority Security Documents” shall mean the First Priority Debt Agreements, the First Priority Mortgages, the First Priority Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any First Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“Grantors” shall mean the Company, the Parent and each Subsidiary that shall have created or purported to create any First Priority Lien or Second Priority Lien on all or any part of its assets to secure any First Priority Claims or any Second Priority Claims.

“Guarantors” shall mean, collectively, the Parent and each Subsidiary that shall have guaranteed any First Priority Claims or any Second Priority Claims, whether by executing and delivering the applicable Debt Agreement, or a separate guaranty thereof, or a supplement thereto, or otherwise.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding capital, surplus, reserves for deferred income taxes, deferred compensation liabilities, other deferred liabilities and credits and asset retirement obligations) that, in accordance with generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time, would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien), (e) all direct or contingent obligations of such Person under letters of credit, banker’s acceptances and similar instruments, (f) all net obligations of such Person under any Commodity Hedge Agreements or Interest Rate Hedge Agreements, and (g) all guaranties of any of the foregoing.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor, or (d) a general assignment for the benefit of creditors by any Grantor.

“Interest Rate Hedge Agreements” shall mean interest rate floor, collar, cap, rate protection or hedge agreements.

“Inventory” shall mean, with respect to any Grantor, all of such Grantor’s now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by such Grantor as lessor, goods that are furnished by such Grantor under a contract of service, and raw materials, work in process, or materials used or consumed in such Grantor’s business.

“Letter of Credit” shall have the meaning assigned to such term in the Amegy Debt Agreement.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Liquidation Sale” shall mean a so-called bulk sale, liquidation sale or “going out of business sale” conducted either by any Secured Party or a Grantor in respect to all or a substantial portion of such Grantor’s Collateral following the occurrence and during the continuance of an Event of Default under, and as defined in, either the First Priority Debt Documents or Second Priority Debt Documents.

“New First Priority Agent” shall have the meaning assigned to such term in Section 7.02.

“New First Priority Claims” shall have the meaning assigned to such term in Section 7.02.

“New First Priority Debt Documents” shall have the meaning assigned to such term in Section 7.02.

“Original Intercreditor Agreement” shall have the meaning assigned to such term in Recital G.

“Parent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

“Pledged or Controlled Collateral” shall have the meaning assigned to such term in Article V.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, restructure (including by the amendment and restatement of any instrument or agreement evidencing such Indebtedness) or replace or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Notice” shall have the meaning assigned to such term in Section 7.02.

“Release” shall have the meaning assigned to such term in Section 3.04.

“Second Priority Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Second Priority Claims” shall mean the obligations of the Company and the Guarantors under or with respect to (a) the Second Priority Debt Agreement, (b) the promissory notes from time to time issued under the Second Priority Debt Agreement, (c) any guaranty by a Guarantor of the Second Priority Debt Agreement or such promissory notes, or (d) any other Second Priority Debt Document.

“Second Priority Collateral” shall mean all “Collateral”, as defined in any Second Priority Debt Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any Second Priority Claims.

“Second Priority Creditors” shall mean the “Holders”, as defined in the Second Priority Debt Agreement.

“Second Priority Debt Agreement” shall have the meaning assigned to such term in Recital C.

“Second Priority Debt Documents” shall mean the “Indenture Documents”, as defined in the Second Priority Debt Agreement.

“Second Priority Liens” shall mean all Liens on the Second Priority Collateral securing the Second Priority Claims, whether created under the Second Priority Security Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“Second Priority Mortgages” shall have the meaning assigned to such term in Recital F.

“Second Priority Permitted Actions” shall have the meaning assigned to such term in Section 3.01(a).

“Second Priority Release” shall have the meaning assigned to such term in Section 3.05.

“Second Priority Secured Parties” shall mean, at any time, (a) the Second Priority Creditors, (b) the Second Priority Trustee, (c) the Second Priority Agent, (d) each other Person to whom any of the Second Priority Claims (including indemnification obligations) is owed and (e) the successors and assigns of each of the foregoing.

“Second Priority Security Agreement” shall have the meaning assigned to such term in Recital F.

“Second Priority Security Documents” shall mean the “Collateral Agreements”, as defined in the Second Priority Debt Agreement, including the Second Priority Mortgages and the Second Priority Security Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any Second Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“Second Priority Trustee” shall have the meaning assigned to such term in Recital C.

“Secured Parties” shall mean, as the context may require, the First Priority Secured Parties and/or the Second Priority Secured Parties.

“Security Documents” shall mean the First Priority Security Documents and the Second Priority Security Documents.

“Standstill Period” shall have the meaning assigned to such term in Section 3.02(a).

“Subsidiary” shall mean:

(a) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power (without regard to the occurrence of any contingency) of Capital Stock is at the time owned or controlled, directly or through another Subsidiary, by Parent or one or more of the other Subsidiaries of Parent (or a combination thereof); and

(b) any partnership (i) the sole general partner or the managing general partner of which is Parent or a Subsidiary of Parent, (ii) the only general partners of which are Parent or one or more Subsidiaries of Parent (or any combination thereof), or (iii) as to which Parent and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.

“Swap Agreements” shall mean, collectively, the Existing BP Swap Documents and all other Commodity Hedge Agreements that are entered into between the Company and BP.

“Swap Obligations” shall mean, collectively:

(a) the Existing BP Swap Obligations, and

(b) all other amounts owed by the Company to BP under any other Swap Agreement (including under confirmations entered into on and after the date hereof under the BP ISDA Master Agreement), together with all costs, expenses, including, but not limited to, attorneys’ fees incurred in the enforcement or collection thereof, and interest thereon after the commencement of any proceedings under any Bankruptcy Laws, but in each case excluding any obligation not permitted under both Debt Agreements on which the Swap Agreement under which such Swap Obligations arise is entered into.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Wayzata Agent” shall have the meaning assigned to such term in Recital D.

“Wayzata Claims” shall mean, at any time, all Indebtedness under the Wayzata Debt Agreement permitted pursuant to clause (1) of the definition of “Permitted Debt” in Section 4.09(b) of the Second Priority Debt Agreement, and all Obligations (as defined in the Wayzata Debt Agreement) (other than principal) related to such Indebtedness and owing under the documents relating to such Indebtedness.

“Wayzata Creditors” shall mean the lenders from time to time party to the Wayzata Debt Agreement.

“Wayzata Debt Agreement” shall have the meaning assigned to such term in Recital D.

“Wayzata Debt Documents” shall mean the “Loan Documents”, as defined in the Wayzata Debt Agreement.

“Wayzata Secured Parties” shall mean, at any time, (a) the Wayzata Creditors, (b) the Wayzata Agent, (c) each other Person to which any of the Wayzata Claims is owed and (d) the successors and assigns of each of the foregoing.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified,, to the extent the same is not prohibited hereby (b) any reference herein (i) to any Person shall be construed to include such Person’s successors and assigns and (ii) to the Company or any other Grantor shall be construed to include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor, as the case may be, in any Insolvency or Liquidation Proceeding or Liquidation Sale, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Lien Priorities

SECTION 2.01. Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any Second Priority Lien or any First Priority Lien, and notwithstanding any provision of the UCC or any other applicable law or the provisions of any Security Document or any other Debt Document or any other circumstance whatsoever, each Collateral Agent, for itself and on behalf of the Secured Parties on whose behalf it acts in such capacity therefor, hereby agrees that so long as the Discharge of First Priority Claims has not occurred, (i) any First Priority Lien on any Collateral now or hereafter held by or for the benefit of any First Priority Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens on any Collateral and (ii) any Second Priority Lien on any Collateral now or hereafter held by or for the benefit of any Second Priority Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens on any Collateral.

SECTION 2.02. Prohibition on Contesting Liens. Each Collateral Agent, for itself and on behalf of the other Secured Parties on whose behalf it acts in such capacity therefor, agrees that it will not, and hereby waives any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of any Second Priority Lien or any First Priority Lien, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of either Collateral Agent or any other Secured Party to enforce this Agreement to the extent provided hereby.

SECTION 2.03. No New Liens. The parties hereto agree that, so long as the Discharge of First Priority Claims has not occurred, none of the Grantors shall, nor shall any Grantor permit any of its Subsidiaries to, (i) grant or permit any additional Liens on any asset of a Grantor to secure any Second Priority Claim unless it has granted, or substantially concurrently therewith grants, a Lien on such asset of such Grantor to secure the First Priority Claims or (ii) grant or permit any additional Liens on any asset of a Grantor (other than Excluded Collateral) to secure any First Priority Claims unless it has granted, or substantially concurrently therewith grants, a Lien on such asset of a Grantor to secure the Second Priority Claims, with each such Lien to be subject to the provisions of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Priority Agent or the other First Priority Secured Parties, the Second Priority Agent agrees, for itself and on behalf of the other Second Priority Secured Parties, that any amounts received by or distributed to any Second Priority Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.03 shall be subject to Section 4.02.

SECTION 2.04. Similar Collateral. The parties hereto acknowledge and agree that it is their intention that the First Priority Collateral and the Second Priority Collateral be identical, except that only the First Priority Collateral will include the Excluded Collateral. In furtherance of the foregoing, the parties hereto agree to cooperate in good faith in order to determine, upon any reasonable request by the First Priority Agent or the Second Priority Agent, the specific assets included in the First Priority Collateral and the Second Priority Collateral, the steps taken to perfect the First Priority Liens and the Second Priority Liens thereon and the identity of the respective parties obligated under the First Priority Debt Documents and the Second Priority Debt Documents in respect of the First Priority Claims and the Second Priority Claims, respectively.

ARTICLE III

Enforcement of Rights; Matters Relating to Collateral

SECTION 3.01. Exercise of Rights and Remedies; Option to Purchase. (a) So long as the Discharge of First Priority Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding or Liquidation Sale has been commenced, the First Priority Agent and the other First Priority Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding or Liquidation Sale), in each case, without any consultation with or the consent of the Second Priority Agent or any other Second Priority Secured Party; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, the Second Priority Agent may file a proof of claim or statement of interest with respect to the Second Priority Claims; (ii) the Second Priority Agent may take any action to preserve or protect the validity and enforceability of the Second Priority Liens, provided that no such action is (A) adverse to the First Priority Liens or the rights of the First Priority Agent or any other First Priority Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Second Priority Liens provided in Section 3.04; (iii) the Second Priority Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Second Priority Claims, in each case, to the extent not inconsistent with the terms of this Agreement; (iv) the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors, as provided in Section 3.03(a); and (v) subject to Section 3.02, the Second Priority Agent and the other Second Priority Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period (the actions described in this proviso being referred to herein as the “Second Priority Permitted Actions”). Except for the Second Priority Permitted Actions, unless and until the Discharge of First Priority Claims has occurred, the sole right of the Second Priority Agent and the other Second Priority Secured Parties with respect to the Collateral shall be to receive the proceeds of the Collateral, if any, remaining after the Discharge of First Priority Claims has occurred and in accordance with the Second Priority Debt Documents and applicable law.

(b) In exercising rights and remedies with respect to the Collateral, the First Priority Agent and the other First Priority Secured Parties may enforce the provisions of the First Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. The First Priority Agent agrees to provide at least ten Business Days’ prior written notice to the Second Priority Agent of its intention to foreclose upon or Dispose of any Collateral; provided, however, that the failure to give any such notice shall not in any way limit its ability to foreclose upon or Dispose of any Collateral.

(c) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Security Document or any other Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the First Priority Agent or the other First Priority Secured Parties with respect to the Collateral as set forth in this Agreement and the other First Priority Debt Documents.

(d) Notwithstanding anything in this Agreement to the contrary, following the acceleration of the Indebtedness then outstanding under both the Amegy Debt Agreement and the Wayzata Debt Agreement, the Second Priority Secured Parties may (but shall not be obligated to), at their sole expense and effort, upon notice to the Company and the First Priority Agent, require the First Priority Secured Parties to transfer and assign to the Second Priority Secured Parties, without warranty or representation or recourse, all (but not less than all) of the First Priority Claims; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, and (y) the Second Priority Secured Parties shall have paid to the First Priority Agent, for the account of the First Priority Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees plus all the other First Priority Claims then outstanding (which shall include, with respect to (i) the aggregate face amount of the Letters of Credit outstanding under the First Priority Debt Documents, posting cash collateral in an amount equal to 105% thereof, and (ii) each commodity or interest rate hedging, cap, collar, swap or other similar agreement that evidences any Hedging Obligations included in such First Priority Claims, 100% of the aggregate amount of such First Priority Claims, after giving effect to any netting arrangements, that the applicable Grantor would be required to pay if such commodity or interest rate hedging, cap, collar, swap or other similar agreements were terminated at such time, calculated using the market quotation method. In order to effectuate the foregoing, the First Priority Agent shall calculate, upon the written request of the Second Priority Agent from time to time, the amount in cash that would be necessary so to purchase the First Priority Claims. If the right set forth in this Section 3.01(d) is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten Business Days of the request set forth in the first sentence of this Section 3.01(d). If the Second Priority Secured Parties exercise the right set forth in this Section 3.01(d), it shall be exercised pursuant to documentation mutually acceptable to each of the First Priority Agent and the Second Priority Agent.

(e) In exercising rights and remedies with respect to the Collateral, the Second Priority Agent may enforce the provisions of the Second Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in its sole discretion, in each case, to the extent that such enforcement or exercise is not otherwise prohibited by clauses (a) through (d) of this Section 3.01. Such exercise and enforcement shall, in each case, to the extent that such enforcement or exercise is not otherwise prohibited by clauses (a) through (d) of this Section 3.01, include the rights of an agent appointed by it to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. The Second Priority Agent agrees to provide at least ten Business Days’ prior written notice to the First Priority Agent of its intention to foreclose upon or Dispose of any Collateral; provided, however, that the failure to give any such notice shall not in any way limit its ability to foreclose upon or Dispose of any Collateral to the extent that such foreclosure is not otherwise prohibited by clauses (a) through (d) of this Section 3.01.

SECTION 3.02. No Interference. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that, whether or not any Insolvency or Liquidation Proceeding or Liquidation Sale has been commenced, the Second Priority Secured Parties:

(a) except for Second Priority Permitted Actions, will not, so long as the Discharge of First Priority Claims has not occurred, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Second Priority Agent or any other Second Priority Secured Party is a party) or (B) commence or join with any Person (other than the First Priority Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action); provided, however, that the Second Priority Agent may enforce or exercise any or all such rights and remedies, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, after a period of 90 days has elapsed (which period shall be tolled during any period in which the First Priority Agent shall not be entitled to enforce or exercise any rights or remedies with respect to any Collateral as a result of (x) any injunction issued by a court of competent jurisdiction or (y) the automatic stay or any other stay in any Insolvency or Liquidation Proceeding) since the date on which the Second Priority Agent has delivered to the First Priority Agent written notice of the acceleration of the Indebtedness then outstanding under the Second Priority Debt Agreement (the “Standstill Period”); provided further, however, that (1) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second Priority Agent or any other Second Priority Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Priority Agent or any other First Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Priority Agent by the First Priority Agent) and (2) after the expiration of the Standstill Period, so long as neither the First Priority Agent nor the First

Priority Secured Parties have commenced any action to enforce their Lien on any material portion of the Collateral, in the event that and for so long as the Second Priority Secured Parties (or the Second Priority Agent on their behalf) have commenced any actions to enforce their Liens with respect to any material portion of the Collateral to the extent permitted hereunder and are diligently pursuing such actions, neither the First Priority Secured Parties nor the First Priority Agent shall take any action of a similar nature with respect to such Collateral; provided that all other provisions of this Intercreditor Agreement (including the turnover provisions of Article IV) are complied with;

(b) will not contest, protest or object to any foreclosure action or proceeding brought by the First Priority Agent or any other First Priority Secured Party, or any other enforcement or exercise by any First Priority Secured Party of any rights or remedies relating to the Collateral under the First Priority Debt Documents or an Insolvency or Liquidation Proceeding or in connection with a Liquidation Sale or otherwise, so long as Second Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.01(a);

(c) subject to the rights of the Second Priority Secured Parties under clause (i) above, will not object to the forbearance by the First Priority Agent or any other First Priority Secured Party from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to the Collateral;

(d) will not, so long as the Discharge of First Priority Claims has not occurred and except for Second Priority Permitted Actions, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or enforcement of any remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to any Collateral or any condemnation award (or deed in lieu of condemnation) relating to any Collateral;

(e) will not, except for Second Priority Permitted Actions, take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the First Priority Debt Documents, including any Disposition of any Collateral, whether by foreclosure or otherwise;

(f) will not, except for Second Priority Permitted Actions, object to the manner in which the First Priority Agent or any other First Priority Secured Party may seek to enforce or collect the First Priority Claims or the First Priority Liens, regardless of whether any action or failure to act by or on behalf of the First Priority Agent or any other First Priority Secured Party is, or could be, adverse to the interests of the Second Priority Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and

(g) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Priority Claim or any First Priority Security Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

SECTION 3.03. Rights as Unsecured Creditors. The Second Priority Agent and the other Second Priority Secured Parties may, in accordance with the terms of the Second Priority Debt Documents and applicable law, enforce rights and exercise remedies against any Grantor as unsecured creditors; provided that no such action is otherwise inconsistent with the terms of this Agreement. Without limiting the generality of the foregoing sentence, the Second Priority Secured Parties shall be entitled to prosecute litigation against any Grantor or any other Person liable in respect of the Second Priority Claims, notwithstanding whether any Standstill Period is then in effect, but shall be prohibited from taking any action to enforce any judgment until the lapse of any applicable Standstill Period. Nothing in this Agreement shall prohibit the receipt by the Second Priority Agent or any other Second Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the enforcement or exercise by the Second Priority Agent or any other Second Priority Secured Party of rights or remedies in contravention of this Agreement as a secured creditor (including any right of setoff) against Collateral or enforcement in contravention of this Agreement of any Second Priority Lien against Collateral (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor).

SECTION 3.04. Automatic Release of Second Priority Liens.

(a) If, in connection with (i) any Disposition of any Collateral permitted under the terms of the First Priority Debt Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any Disposition of Collateral, the First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, (x) releases any of the First Priority Liens, or (y) releases any Guarantor (other than the Parent) from its obligations under its guarantee of the First Priority Claims (in each case, a “Release”), other than any such Release granted following (and not as a condition to) the Discharge of First Priority Claims, then the Second Priority Liens on such Collateral, and the obligations of such Guarantor under its guarantee of the Second Priority Claims, shall be automatically, unconditionally and simultaneously released, and the Second Priority Agent shall, for itself and on behalf of the other Second Priority Secured Parties, promptly execute and deliver to the First Priority Agent, the relevant Grantor or such Guarantor such termination statements, releases and other documents as the First Priority Agent or the relevant Grantor or Guarantor may reasonably request to effectively confirm such Release.

(b) Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, hereby appoints the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, as the attorney-in-fact of each Second Priority Secured Party for the purpose of carrying out the provisions of this Section 3.04 and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this Section 3.04 (including any endorsements or other instruments of transfer or release), which appointment is irrevocable and coupled with an interest but may only be exercised if the First Priority Agent requests that the Second Priority Agent (or applicable Second Priority Secured Party) execute such instrument and such request is declined.

SECTION 3.05. Automatic Release of First Priority Liens. If, in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral after the expiration of the Standstill Period that is permitted in accordance with clause (2) of the second proviso to Section 3.02(a), including any Disposition of Collateral, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, (x) releases any of the Second Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the Second Priority Claims (in each case, a “Second Priority Release”), then the First Priority Liens on such Collateral, and the obligations of such Guarantor under its guarantee of the First Priority Claims, shall be automatically, unconditionally and simultaneously released, and the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, promptly execute and deliver to the Second Priority Agent, the relevant Grantor or such Guarantor such termination statements, releases and other documents as the Second Priority Agent or the relevant Grantor or Guarantor may reasonably request to effectively confirm such release; provided that so long as the Discharge of First Priority Claims has not occurred, the proceeds of, or payments with respect to, any Second Priority Release that are received by the Second Priority Agent or any other Second Priority Secured Party, shall be segregated and held in trust and forthwith transferred or paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in accordance with Section 4.02; provided further, however, that the First Priority Lender shall not be obligated to release the First Priority Liens on any Collateral in connection with any sale or other Disposition of Collateral to a Second Priority Secured Party or an affiliate thereof or any other transaction other than a sale of such Collateral to a third Person with respect to which at least 75% of the consideration therefor consists of cash and cash equivalents.

SECTION 3.06. Insurance and Condemnation Awards. So long as the Discharge of First Priority Claims has not occurred, the First Priority Agent and the other First Priority Secured Parties shall have the exclusive right, subject to the rights of the Grantors under the First Priority Debt Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. All proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (a) first, prior to the Discharge of First Priority Claims and subject to the rights of the Grantors under the First Priority Debt Documents, be paid to the First Priority Agent for the benefit of First Priority Secured Parties pursuant to the terms of the First Priority Debt Documents, (b) second, after the Discharge of First Priority Claims and subject to the rights of the Grantors under the Second Priority Debt Documents, be paid to the Second Priority Agent for the benefit of the Second Priority Secured Parties pursuant to the terms of the Second Priority Debt Documents, and (c) third, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims has occurred, if the Second Priority Agent or any other Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall transfer and pay over such proceeds to the First Priority Agent in accordance with Section 4.02.

SECTION 3.07. Notification of Release of Collateral. Each of the First Priority Agent and the Second Priority Agent shall give the other prompt written notice of the Disposition by it of, and Release by it of the Lien on, any Collateral. Such notice shall describe in reasonable detail the subject Collateral, the parties involved in such Disposition or Release, the place, time manner and method thereof, and the consideration, if any, received therefor; provided, however, that the failure to give any such notice shall not in and of itself in any way impair the effectiveness of any such Disposition or Release.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. Any Collateral or proceeds thereof received by any Secured Party in connection with any Disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) will be applied as follows:

(a) first, to the payment of the costs and expenses of the applicable Secured Party in connection with such enforcement or exercise;

(b) second, after all such costs and expenses have been paid in full, to the First Priority Agent for application as provided in the First Lien Intercreditor Agreement;

(c) third, after all such costs and expenses have been paid in full in cash and the Discharge of First Priority Claims has occurred, to the payment of the Second Priority Claims, and

(d) fourth, after all such costs and expenses have been paid in full in cash, the Discharge of First Priority Claims has occurred, and the Discharge of Second Priority Claims has occurred, any surplus Collateral or proceeds then remaining will be returned to the Company, the applicable Guarantor or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 4.02. Payment Over. So long as the Discharge of First Priority Claims has not occurred, any Collateral or any proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.03) received by the Second Priority Agent or any other Second Priority Secured Party in connection with any Disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to the Collateral, shall be segregated and held in trust and forthwith transferred or paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, hereby appoints the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, the attorney-in-fact of each Second Priority Secured Party for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is irrevocable and coupled with an interest.

SECTION 4.03. Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Second Priority Agent and the Second Priority Secured Parties agree that, any distribution or recovery they may receive with respect to, or allocable to, the value of the assets constituting Collateral subject to an enforceable Lien in favor of the Second Priority Secured Parties or any proceeds thereof shall (for so long as the Discharge of First Priority Claims has not occurred) be segregated and held in trust and forthwith paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Second Priority Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, hereby appoints the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, the attorney-in-fact of each Second Priority Secured Party for the limited purpose of carrying out the provisions of this Section 4.03 and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this Section 4.03, which appointment is irrevocable and coupled with an interest.

ARTICLE V

Bailment for Perfection of Certain Security Interests

(a) The parties agree that if the First Priority Agent shall at any time hold a First Priority Lien on any Collateral that can be perfected or the priority of which can be enhanced by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the First Priority Agent, or of agents or bailees of the First Priority Agent (such Collateral being referred to herein as the “Pledged or Controlled Collateral”), the First Priority Agent shall, solely for the purpose of perfecting the Second Priority Liens granted under the Second Priority Debt Documents and subject to the terms and conditions of this Article V, also (i) hold and/or maintain control of such Pledged or Controlled Collateral as gratuitous bailee for and representative (as defined in Section 1-201(35) of the Uniform Commercial Code as in effect in the State of New York) of, or as agent for, the Second Priority Agent, (ii) with respect to any securities accounts included in the Collateral, have “control” (within the meaning of Section 8-106(d)(3) of the UCC) of such securities accounts on behalf of the Second Priority Agent and (iii) with respect to any deposit accounts included in the Collateral, act as agent for the Second Priority Agent and any assignee.

(b) So long as the Discharge of First Priority Claims has not occurred, the First Priority Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other First Priority Debt Documents as if the Second Priority Liens did not exist. The obligations and responsibilities of the First Priority Agent to the Second Priority Agent and the other Second Priority Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as gratuitous bailee and representative (as defined in Section 1 201(35) of the Uniform Commercial Code as in effect in the State of New York) in accordance with this Article V. Without limiting the foregoing, the First Priority Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The First Priority Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship in respect of any other First Priority Secured Party, the Second Priority Agent or any other Second Priority Secured Party.

(c) Upon the Discharge of First Priority Claims, the First Priority Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, to the Second Priority Agent, and if no Second Priority Claims are outstanding at such time, to the applicable Grantor, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under the immediately preceding sentence, the First Priority Agent agrees, at the expense of the Grantors, to take all actions in its power as shall be reasonably requested by the Second Priority Agent to permit the Second Priority Agent to obtain, for the benefit of the Second Priority Secured Parties, a first priority security interest in the Pledged or Controlled Collateral.

(d) After the Discharge of First Priority Claims and upon the Discharge of Second Priority Claims, the Second Priority Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, to the applicable Grantor, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01. Finance and Sale Matters. (a) Until the Discharge of First Priority Claims has occurred, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, and subject to the provisions of Section 6.01(c), agrees that, in the event of any Insolvency or Liquidation Proceeding, the Second Priority Secured Parties:

(i) will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall oppose or object to such use of cash collateral;

(ii) will not oppose or object to any post-petition financing provided to any Grantor, whether provided by the First Priority Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), or the Liens securing any DIP Financing (“DIP Financing Liens”), unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall then oppose or object to such DIP

Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens on the Collateral, the Second Priority Agent will, for itself and on behalf of the other Second Priority Secured Parties, subordinate the Second Priority Liens on the Collateral to the First Priority Liens on the Collateral, if applicable, and the DIP Financing Liens on the terms of this Agreement; provided that, notwithstanding anything herein to the contrary, the Second Priority Secured Parties retain their rights under the Bankruptcy Code to make post-petition financing proposals and such proposals shall not be deemed to be an objection to any other DIP Financing proposals so long as (x) any court order approving such post-petition financing requires that the First Priority Claims be paid in full in cash as a condition to such post-petition financing, and (y) the First Priority Claims are paid in full in cash on the date of such post-petition financing, which date shall be no later than 10 days after the date on which such post-petition financing is approved by the court in which such Insolvency or Liquidation Proceeding is pending;

(iii) except to the extent permitted by paragraph (b) of this Section 6.01, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection with respect to any Collateral or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens; and

(iv) will not oppose or object to any Disposition of any Collateral free and clear of the Second Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, if the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall consent to such Disposition free and clear of First Priority Liens.

(b) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that no Second Priority Secured Party shall contest, or support any other Person in contesting, (i) any request by the First Priority Agent or any other First Priority Secured Party for adequate protection in respect of any First Priority Claims or (ii) any objection, based on a claim of a lack of adequate protection with respect of any First Priority Claims, by the First Priority Agent or any other First Priority Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any DIP Financing or use of cash collateral, (A) any First Priority Secured Party seeks or requests adequate protection in the form of a Lien on additional collateral, the Second Priority Agent may, for itself and on behalf of the other Second Priority Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under this Agreement or (B) any Second Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral, the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Second Priority Lien as security for the First Priority Claims.

(c) Notwithstanding the foregoing, the applicable provisions of Section 6.01(a) and (b) shall only be binding on the Second Priority Secured Parties with respect to any

DIP Financing to the extent the principal amount of such DIP Financing, when taken together with the aggregate principal amount of the First Priority Claims (which, in each case, for the avoidance of doubt shall not include any First Priority Claims of the type described in clause (ii) of the definition thereof), does not exceed the sum of (i) the amount of Indebtedness at the time permitted to be outstanding pursuant to clause (1) of the definition of “Permitted Debt” in Section 4.09(b) of the Second Priority Debt Document, and (ii) $5,000,000.

SECTION 6.02. Relief from the Automatic Stay. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that, so long as the Discharge of First Priority Claims has not occurred, no Second Priority Secured Party shall, without the prior written consent of the First Priority Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral, any proceeds thereof or any Second Priority Lien on the Collateral.

SECTION 6.03. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the First Priority Claims and the Second Priority Claims, then, to the extent the debt obligations distributed on account of the First Priority Claims, on account of the Second Priority Claims are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 6.04. Post-Petition Interest. (a) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that no Second Priority Secured Party shall oppose or seek to challenge any claim by the First Priority Agent or any other First Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens (it being understood and agreed that such value shall be determined without regard to the existence of the Second Priority Liens on the Collateral).

(b) The First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, agrees that the Second Priority Agent or any other Second Priority Secured Party may make a claim for allowance in any Insolvency or Liquidation Proceeding of Second Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens; provided, however, that if the First Priority Secured Parties shall have made any such claim, such claim (A) shall have also have been approved or (B) shall have been approved prior to, or will be approved contemporaneous with, the approval of any such claim by any Second Priority Secured Party.

SECTION 6.05. Certain Waivers by the Second Priority Secured Parties. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, waives any claim any Second Priority Secured Party may hereafter have against any First Priority Secured Party arising out of (a) the election by any First Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency or Liquidation Proceeding.

SECTION 6.06. Certain Voting Matters. Each of the First Priority Agent, on behalf of the First Priority Secured Parties and the Second Priority Agent on behalf of the Second Priority Secured Parties, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any Insolvency or Liquidation Proceeding. Except as provided in this Section 6.06, nothing in this Agreement is intended, or shall be construed, to limit the ability of the Second Priority Agent or the Second Priority Secured Parties to vote on any plan of reorganization that maintains the lien subordination provisions of this Agreement or of either the First Priority Secured Parties or Second Priority Secured Parties, to contest any plan of reorganization that does not maintain the lien subordination provisions of this Agreement.

ARTICLE VII

Other Agreements

SECTION 7.01. Matters Relating to Debt Documents. (a) Each of the Company and the Second Priority Agent agrees that the Second Priority Debt Agreement and each Second Priority Security Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the First Priority Agent, which approval shall not be unreasonably withheld or delayed. Each of the Company and the Second Priority Agent further agrees that each Second Priority Mortgage covering any Collateral shall contain such other language as the First Priority Agent may reasonably request to reflect the subordination of such Second Priority Mortgage to the First Priority Security Document covering such Collateral pursuant to this Agreement.

SECTION 7.02. Effect of Refinancing of Indebtedness under First Priority Debt Documents. If, substantially contemporaneously with the Discharge of First Priority Claims, the Grantors Refinance Indebtedness outstanding under any First Priority Debt Document and provided that:

(a) such Refinancing is permitted hereby and under the First Priority Debt Documents then in effect and the terms thereof would be permitted under the First Lien Intercreditor Agreement as an amendment or modification of the First Priority Debt Document then being refinanced,

(b) the Company gives to the Second Priority Agent and each other First Priority Secured Party (or the agent therefor) written notice (the “Refinancing Notice”) electing the application of the provisions of this Section 7.02 to such Refinancing Indebtedness, and

(c) the lenders participating in such Refinancing become parties to the First Lien Intercreditor Agreement pursuant to the provisions thereof if required thereunder, then:

(i) such Discharge of First Priority Claims shall automatically be deemed not to have occurred for all purposes of this Agreement,

(ii) such Refinanced Indebtedness and all other obligations under the documents evidencing such Indebtedness (the “New First Priority Claims”) shall automatically be treated as First Priority Claims for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein,

(iii) the Debt Agreement and the other documents evidencing such Refinanced Indebtedness (the “New First Priority Debt Documents”) shall automatically be treated as a First Priority Debt Agreement and as First Priority Debt Documents and, in the case of New First Priority Debt Documents that are security documents pursuant to which any Grantor has granted a Lien to secure any New First Priority Claim, as First Priority Security Documents for all purposes of this Agreement,

(iv) if there are no other First Priority Debt Documents then in effect, the collateral agent under the New First Priority Debt Documents (the “New First Priority Agent”) shall be deemed to be the First Priority Agent for all purposes of this Agreement and

(v) the lenders under the New First Priority Debt Documents shall be deemed to be First Priority Secured Parties for all purposes of this Agreement.

Upon receipt of a Refinancing Notice, which notice shall include the identity of the New First Priority Agent, the Second Priority Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New First Priority Agent may reasonably request in order to provide to the New First Priority Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Company shall cause the agreement, document or instrument pursuant to which the New First Priority Agent is appointed to provide that the New First Priority Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.03, if the New First Priority Claims are secured by assets of the Grantors (other than Excluded Collateral) that do not also secure the Second Priority Claims, the applicable Grantors shall promptly grant a Second Priority Lien on such assets to secure the Second Priority Claims.

SECTION 7.03. No Waiver by First Priority Secured Parties. Other than with respect to the Second Priority Permitted Actions, nothing contained herein shall prohibit or in any way limit the First Priority Agent or any other First Priority Secured Party from opposing, challenging or objecting to, in any Insolvency or Liquidation Proceeding or otherwise, any action taken, or any claim made, by the Second Priority Agent or any other Second Priority Secured Party, including any request by the Second Priority Agent or any other Second Priority Secured Party for adequate protection or any exercise by the Second Priority Agent or any other Second Priority Secured Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 7.04. Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Priority Claims previously made shall be rescinded for any reason whatsoever, then the First Priority Claims shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties provided for herein.

SECTION 7.05. Authorization of Collateral Agents. By accepting the benefits of this Agreement and the other First Priority Security Documents, each First Priority Secured Party hereby authorizes the First Priority Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith. By accepting the benefits of this Agreement and the other Second Priority Security Documents, each Second Priority Secured Party hereby authorizes the Second Priority Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith.

SECTION 7.06. Further Assurances. Each of the First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, and the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First Priority Agent or the Second Priority Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

ARTICLE VIII

Representations and Warranties

SECTION 8.01. Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority (except as contemplated hereby) and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any indenture, agreement or other instrument applicable to or binding upon such party.

SECTION 8.02. Representations and Warranties of Each Collateral Agent. Each Collateral Agent represents and warrants to the other parties hereto that it has been authorized by the Secured Parties under and as defined in the First Lien Intercreditor Agreement (in the case of the First Priority Agent) or the Second Priority Debt Agreement (in the case of the Second Priority Agent) to enter into this Agreement.

ARTICLE IX

No Reliance; No Liability; Obligations Absolute

SECTION 9.01. No Reliance; Information. The First Priority Secured Parties and the Second Priority Secured Parties shall have no duty to disclose to any Second Priority Secured Party or to any First Priority Secured Party, respectively, any information relating to the Company or any of the Grantors, or any other circumstance bearing upon the risk of nonpayment of any of the First Priority Claims or the Second Priority Claims, as the case may be, that is known or becomes known to any of them or any of their Affiliates. In the event any First Priority Secured Party or any Second Priority Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to, respectively, any Second Priority Secured Party or any First Priority Secured Party, it shall be under no obligation (i) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

SECTION 9.02. No Warranties or Liability. (a) The First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Second Priority Agent nor any other Second Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Priority Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the First Priority Agent nor any other First Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Priority Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b) The Second Priority Agent and the other Second Priority Secured Parties shall have no express or implied duty to the First Priority Agent or any other First Priority Secured Party, and the First Priority Agent and the other First Priority Secured Parties shall have no express or implied duty to the Second Priority Agent or any other Second Priority Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any First Priority Debt Document and any Second Priority Debt Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(c) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees no First Priority Secured Party shall have any liability to the Second Priority Agent or any other Second Priority Secured Party, and hereby waives any claim against any First Priority Secured Party, arising out of any and all actions which the First Priority Agent or the other First Priority Secured Parties may take or permit or omit to take with respect to (i) the First Priority Debt Documents (other than this Agreement), (ii) the collection of the First Priority Claims or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral.

SECTION 9.03. Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the First Priority Agent and the other First Priority Secured Parties and the Second Priority Agent and the other Second Priority Secured Parties shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Debt Document;

(b) any change in the time, place or manner of payment of, or in any other term of (including, subject to the limitations set forth in Section 7.01(a), the Refinancing of), all or any portion of the First Priority Claims, it being specifically acknowledged that a portion of the First Priority Claims consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c) any change in the time, place or manner of payment of, or, subject to the limitations set forth in Section 7.01(a), in any other term of, all or any portion of the First Priority Claims;

(d) any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Debt Document;

(e) the securing of any First Priority Claims or Second Priority Claims with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any First Priority Claims or Second Priority Claims;

(f) the commencement of any Insolvency or Liquidation Proceeding or Liquidation Sale in respect of the Company or any other Grantor; or

(g) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First Priority Claims or this Agreement, or any of the Second Priority Secured Parties in respect of this Agreement.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Company, Parent or any other Grantor, to it, at Gastar Exploration USA, Inc., 1331 Lamar Street, Suite 1080, Houston, Texas 77010, Attention: Treasurer, (Fax No. (713) 739-0458);

(b) if to the First Priority Agent, to Amegy Bank National Association, as Collateral Agent, 4400 Post Oak Parkway, 4th Floor, Houston, Texas 77027, Attention: Energy Lending Dept. (Fax No. (713) 651-0345); and

(c) if to the Second Priority Agent, to Wells Fargo Bank, National Association, as Agent, 1445 Ross Avenue, 2nd Floor, Dallas, Texas 75202-2812, Attention: Corporate Trust Services (Fax No. (214) 777-4086).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to between the Company and any Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The First Priority Lender and the Second Priority Agent agree to use diligent efforts to provide each other with copies of any notices of default or acceleration or similar notices which they give to the Borrower under the First Priority Debt Documents and Second Priority Debt Documents respectively; provided, however, that in the event that either of such parties fails to provide the other with such notice, such failure shall not affect their respective obligations hereunder or the effectiveness of any such notice.

SECTION 10.02. Conflicts. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT AND THE PROVISIONS OF THE OTHER DEBT DOCUMENTS, THE PROVISIONS OF THIS AGREEMENT SHALL CONTROL.

SECTION 10.03. Effectiveness; Survival; Termination. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, hereby waives any and all rights the Second Priority Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement. This Agreement shall terminate and be of no further force and effect, (i) subject to compliance with its obligations to take certain actions upon Discharge of the Second Priority Claims pursuant to Article V and Section 3.01(d), with respect to the Second Priority Agent, the Second Priority Secured Parties and the Second Priority Claims, upon the later of (1) the date upon which the obligations under the Second Priority Debt

Agreement terminate if there are no other Second Priority Claims outstanding on such date and (2) if there are other Second Priority Claims outstanding on such date, the date upon which such Second Priority Claims terminate and (ii) subject to Section 7.02 and compliance with its obligations to take certain actions upon Discharge of the First Priority Claims pursuant to Article V, with respect to the First Priority Agent, the First Priority Secured Parties and the First Priority Claims, the date of Discharge of First Priority Claims, subject to the rights of the First Priority Secured Parties under Section 7.04.

SECTION 10.04. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.05. Amendments; Waivers. (a) No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the First Priority Agent and the Second Priority Agent; provided that no such agreement shall amend, modify or otherwise affect the rights or obligations of any Grantor without such Person’s prior written consent.

SECTION 10.06. Postponement of Subrogation. The Second Priority Agent agrees that no payment or distribution to any First Priority Secured Party pursuant to the provisions of this Agreement shall entitle any Second Priority Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Priority Claims shall have occurred. Following the Discharge of First Priority Claims, each First Priority Secured Party agrees to execute such documents, agreements, and instruments as any Second Priority Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Priority Claims resulting from payments or distributions to such First Priority Secured Party by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such First Priority Secured Party are paid by such Person upon request for payment thereof.

SECTION 10.07. Applicable Law; Jurisdiction; Consent to Service of Process.

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(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO, ON ITS OWN BEHALF AND ON BEHALF OF EACH PERSON ON WHOSE BEHALF IT ACTS, HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT FOR NEW YORK COUNTY, NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM EITHER THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH PARTY HERETO, ON ITS OWN BEHALF AND ON BEHALF OF EACH PERSON ON WHOSE BEHALF IT ACTS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK COURT OR IN ANY SUCH FEDERAL COURT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO, ON ITS OWN BEHALF AND ON BEHALF OF EACH PERSON ON WHOSE BEHALF IT ACTS, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.08. Waiver of Jury Trial. EACH PARTY HERETO, ON ITS OWN BEHALF AND ON BEHALF OF EACH PERSON ON WHOSE BEHALF IT ACTS, HEREBY (A) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, (B) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

SECTION 10.09. Parties in Interest. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Priority Secured Parties and Second Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. No other Person shall have or be entitled to assert rights or benefits hereunder.

SECTION 10.10. Specific Performance. Each Collateral Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Parties.

SECTION 10.11. Headings. Article and Section headings used herein and the Table of Contents hereto are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 10.13. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Priority Secured Parties, on the one hand, and the Second Priority Secured Parties, on the other hand. None of the Company, any other Grantor, any Guarantor or any other creditor thereof shall have any rights or obligations, except as expressly provided in this Agreement hereunder and none of the Company, any other Grantor or any Guarantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor or any Guarantor, which are absolute and unconditional, to pay the First Priority Claims and the Second Priority Claims as and when the same shall become due and payable in accordance with their terms.

SECTION 10.14. Amegy Agent Assignment. Effective immediately prior to the effectiveness of any other provision of this Agreement, the Amegy Agent hereby assigns, without representation or warranty, whether express or implied or arising by statute or otherwise, all of its rights, benefits, duties and obligations as “First Priority Agent” under the Original Intercreditor Agreement to the First Priority Agent.

(Signatures appear on following pages)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or other representatives as of the day and year first above written.

AMEGY BANK NATIONAL ASSOCIATION, as First Priority Agent		WELLS FARGO BANK, NATIONAL ASSOCIATION, as Second Priority Agent

By:	/s/ W. Bryan Chapman	By:	/s/ Deirdre H. Ward
Name:	W. Bryan Chapman	Name:	Deirdre H. Ward
Title:	Senior Vice President	Title:	Vice President

AMEGY BANK NATIONAL ASSOCIATION, as Amegy Agent		GASTAR EXPLORATION USA, INC.

By:	/s/ W. Bryan Chapman	By:	/s/ Michael A. Gerlich
Name:	W. Bryan Chapman	Name:	Michael A. Gerlich
Title:	Senior Vice President	Title:	Secretary and Treasurer

GASTAR EXPLORATION LTD.		GASTAR EXPLORATION VICTORIA, INC.

By:	/s/ Michael A. Gerlich	By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich	Name:	Michael A. Gerlich
Title:	Vice President and Chief Financial Officer	Title:	Secretary and Treasurer

GASTAR EXPLORATION NEW SOUTH WALES, INC.		GASTAR EXPLORATION TEXAS, INC.

By:	/s/ Michael A. Gerlich	By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich	Name:	Michael A. Gerlich
Title:	Secretary and Treasurer	Title:	Secretary and Treasurer

GASTAR EXPLORATION TEXAS, LP		GASTAR EXPLORATION TEXAS LLC

By: GASTAR EXPLORATION TEXAS LLC, its General Partner		By:	/s/ Michael A. Gerlich
		Name:	Michael A. Gerlich
By:	/s/ Michael A. Gerlich	Title:	Secretary and Treasurer
Name:	Michael A. Gerlich
Title:	Secretary and Treasurer

Provision for the Second Priority Debt Agreement

THIS INDENTURE AND THE COLLATERAL AGREEMENTS ARE SUBJECT TO THE TERMS, LIMITATIONS AND CONDITIONS SET FORTH IN THE INTERCREDITOR AGREEMENT. THE TRUSTEE, THE COMPANY AND EACH HOLDER OF A NOTE, BY ITS ACCPETANCE THEREOF, IS DEEMED TO HAVE AUTHORIZED AND INSTRUCTED THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF.

Provision for the Second Priority Security Documents

[For Second Priority Security Documents entered into prior to the date hereof and not modified on or after the date hereof, the legend thereunder as in effect on the date thereof need not be modified.]

“REFERENCE IS MADE TO THE AMENDED AND RESTATED INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY 16, 2009 (AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG THE COMPANY, THE SUBSIDIARIES OF THE COMPANY FROM TIME TO TIME PARTY THERETO, AMEGY BANK NATIONAL ASSOCIATION, AS FIRST PRIORITY AGENT (AS DEFINED THEREIN), AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS SECOND PRIORITY AGENT (AS DEFINED THEREIN). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THE PROVISIONS OF THIS AGREEMENT OR THE OTHER INDENTURE DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.”